Exhibit 5.01

[Fenwick & West LLP Letterhead]

December 9, 2004

Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989

Ladies and Gentlemen:

     We have acted as United States counsel for Flextronics International Ltd., a Singapore corporation (the “Company”), with respect to the Registration Statement on Form S-4 (the "Registration Statement”) filed by the Company, on or about December 10, 2004, with the Securities and Exchange Commission (the “Commission”) in connection with the Company’s offer to exchange (the "Exchange Offer”) $500,000,000 aggregate principal amount of its 6-1/4% Senior Subordinated Notes due 2014 (the “New Notes”) for $500,000,000 aggregate principal amount of its outstanding 6-1/4% Senior Subordinated Notes due 2014 (the “Old Notes”). The Old Notes have been, and the New Notes will be, issued pursuant to an indenture dated as of November 17, 2004 (the “Indenture”) between the Company and J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”), in the form filed as an exhibit to the Form 8-K, dated as of November 19, 2004.

     In rendering this opinion, we have examined the Registration Statement, the Indenture, the form of the New Notes contained in the Indenture, and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us, and (except with respect to due execution and delivery of the Indenture executed by the Company) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the New Notes will have been properly executed by authorized officers of the Company or their agents.

     In rendering this opinion, we have assumed the current accuracy and completeness of the information included in the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate.

Flextronics International, Ltd.

December 9, 2004

     We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the existing laws of the state of California, and (iii) solely with respect to whether or not the New Notes are the valid and binding obligations of the Company, the existing laws of the state of New York.

     To the extent that the opinion expressed herein relates to matters governed by Singapore law, we have relied solely on the opinion of Allen & Gledhill delivered in connection with the Registration Statement, without independently reviewing such Singapore law, and such opinion is subject to the qualifications and limitations expressed in such opinion of Allen & Gledhill.

     In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of the New Notes, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to the New Notes and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity or enforceability of the New Notes. We have also assumed for purposes of this opinion that the Company has been duly incorporated and is validly existing as a company under the laws of the Republic of Singapore and has the corporate power and authority to issue and sell the New Notes.

     This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the New Notes:

(a)	the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

(b)	the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

(c)	the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy;

(d)	any provision purporting to (i) exclude conflict of law principals under any law or (ii) select certain court as the venue, or establish a particular jurisdiction as the forum, for the adjudication of any controversy;

(e)	judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or interpretation of the Indenture; and

Flextronics International, Ltd.

December 9, 2004

(d)	the effect of California, New York, and federal laws relating to usury or permissible rates of interest or other charges for loans, forebearances or the use of money.

     In addition to the foregoing, we express no opinion with respect to (i) whether the acceleration of the New Notes may affect the collectibility of any portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon and (ii) the laws relating to usury or permissible rates of interest or other changes for loans, forbearances or the use of money and the enforceability of the obligation to pay additional amounts to the extent that it is found to represent a penalty.

     Subject to the foregoing and the other qualifications set forth herein, it is our opinion that, as of the date hereof, when the New Notes are duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes in accordance with the Exchange Offer as described in the Registration Statement, which shall have been declared effective by the Commission, the New Notes will be validly issued and will constitute valid and binding obligations of the Company.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and, provided that the conditions set forth in this letter are satisfied, any amendments or supplements thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

     This opinion is intended solely for use in connection with the Exchange Offer pursuant to the Registration Statement and is not to be relied upon for any other purpose. This opinion speaks as of the date first above written, and we assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP
By:	/s/David Michaels
David K. Michaels, a Partner